Filed Pursuant to Rule 424(b)(3)

Registration No. 333-176302

Prospectus Supplement No. 1

(to Prospectus dated February 4, 2014)

15,000,000 SHARES

CURRENCYSHARES® SINGAPORE DOLLAR TRUST

This Prospectus Supplement No. 1 amends and supplements our prospectus dated February 4, 2014 (the “Prospectus”) and should be read in conjunction with, and must be delivered with, the Prospectus.

Effective on or about March 3, 2014, Guggenheim Distributors, LLC (“GD”), the distributor for shares of the CurrencyShares® Singapore Dollar Trust (the “Trust”) will be consolidated into and with Guggenheim Funds Distributors, LLC (“GFD”). Following the consolidation, GFD will serve as the Trust’s distributor.

GD and GFD are both indirect, wholly-owned subsidiaries of Guggenheim Capital, LLC and, therefore, the consolidation will not result in a change of actual control of the Trust’s distributor. The consolidation is not expected to affect the day-to-day management of the Trust.

On the cover page of the Prospectus, the second sentence is hereby deleted and replaced in its entirety with the following: “The Bank of New York Mellon is the trustee of the Trust (Trustee), JPMorgan Chase Bank, N.A., London Branch, is the depository for the Trust (Depository), and Guggenheim Funds Distributors, LLC is the distributor for the Trust (Distributor).”

Under “Trust Structure,” the first sentence in the first paragraph on page 2 of the Prospectus is hereby deleted and replaced in its entirety with the following: “The Distributor, Guggenheim Funds Distributors, LLC, is a limited liability company formed under the laws of the State of Delaware.”

Under “The Distributor,” the first sentence in the first paragraph on page 21 of the Prospectus is hereby deleted and replaced in its entirety with the following: “Guggenheim Funds Distributors, LLC, a Delaware limited liability company, is the Distributor.”

The Prospectus shall remain unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is March 5, 2014